Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of (1) pretax income from continuing operations and (2) fixed charges. Fixed charges mean the sum of the following: (a) interest expensed and capitalized, (b) rental expenses and (c) amortization of debt issuance costs.

The following table sets forth our ratio of earning to fixed charges in accordance with Mexican FRS:

	As of and for the year ended December 31,												As of and for the nine months ended September 30,
	2004(1)		2005(1)			2006(1)		2007(1)			2008(2)		2008(2)			2009(2)
Fixed charges:
Interest expense	Ps.	514	Ps.	488		Ps.	429	Ps.	314		Ps.	295	Ps.	197		Ps.	284
Rental expense		33		24			26		27			28		20			24
Amortization of debt issuance costs		30		30			35		27			28		22			37
Total fixed charges:		577		542			490		368			351		239			345

Earnings:
(Loss) income from continuing operations before income tax, deferred income tax and asset tax in accordance with Mexican FRS		(89)		55			(121)		277			(419)		146			154
Fixed charges		577		542			490		368			351		239			345
Total earnings:		488		597			369		645			(68)		385			499
Ratio of earnings to fixed charges(3)		*		1.10	x		*		1.75	x		*		1.61	x		1.45	x
Insufficiency		89		—			121		—			419		—			—

(1)	Information as of and for the years ended December 31, 2004, 2005, 2006 and 2007 is expressed in millions of pesos with purchasing power as of December 31, 2007.
(2)	Information as of and for the year ended December 31, 2008 and as of and for the nine months ended September 30, 2008 and 2009 is expressed in millions of adjusted nominal pesos.
(3)	Due to our losses in 2004, 2006 and 2008, the ratio of earnings to fixed charges for those years is less than 1.00x. The amount of additional earnings that we must generate to achieve a ratio of earnings to fixed charges of 1.00x is disclosed under “Insufficiency” in the above table.

The following table sets forth our ratio of earning to fixed charges in accordance with U.S. GAAP:

	As of and for the year ended December 31,														As of and for the six months ended June 30,
	2004(1)			2005(1)			2006(1)			2007(1)			2008(2)		2008(2)			2009(2)
Fixed charges:
Interest expense	Ps.	237		Ps.	203		Ps.	138		Ps.	71		Ps.	68	Ps.	16		Ps.	32
Rental expense		33			24			26			27			28		13			16
Amortization of debt issuance costs		15			7			12			4			5		2			3
Total fixed charges:		285			234			176			102			101		31			51

Earnings:
Income (loss) from continuing operations before income tax, deferred income tax and asset tax in accordance with U.S. GAAP		347			464			303			470			(296)		268			306
Fixed charges		285			234			176			102			101		31			51
Total earnings:		632			698			479			572			(195)		299			357
Ratio of earnings to fixed charges(3)		2.21	x		2.98	x		2.72	x		5.62	x		*		9.60	x		6.94	x
Insufficiency		—			—			—			—			296		—			—

(1)	Information as of and for the years ended December 31, 2004, 2005, 2006 and 2007 is expressed in millions of pesos with purchasing power as of December 31, 2007.
(2)	Information as of and for the year ended December 31, 2008 and as of and for the six months ended June 30, 2008 and 2009 is expressed in millions of adjusted nominal pesos.
(3)	Due to our losses in 2008, the ratio of earnings to fixed charges for that year is less than 1.00x. The amount of additional earnings that we must generate to achieve a ratio of earnings to fixed charges of 1.00x is disclosed under “Insufficiency” in the above table.